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                                  EXHIBIT 23.3



To the Board of Directors
Bull Run Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-91296, 33-91298 and 333-56125) on Form S-8 of Bull Run Corporation and in the Registration Statement (No. 333-84833) on Form S-4 of BR Holding, Inc. of our report dated February 10, 1997 with respect to the statements of earnings, changes in stockholders' equity, and cash flows of Capital Sports Properties, Inc. for the six-months ended June 30, 1996, which report appears in the June 30, 1999 transition report on Form 10-K of Bull Run Corporation.



                                            /s/  KPMG LLP

Stamford, Connecticut
November 8, 1999